Exhibit 99.1
CONTACT:
Russell G. Allen, Director — Planning & IR (704) 557-8219
FOR IMMEDIATE RELEASE

LANCE, INC. ANNOUNCES SUCCESSFUL BID
FOR THE ASSETS OF TOM’S FOODS, INC.
     CHARLOTTE, NC, OCTOBER 18, 2005 — Lance, Inc. (Nasdaq: LNCE) today announced that the Company is the successful bidder in a U.S. Bankruptcy Court directed auction of the assets of Tom’s Foods, Inc., a U.S. based snack food manufacturer and distributor. The completion of the transaction is subject to approval of the sale by the U.S. Bankruptcy Court.
     Tom’s products include potato chips, nuts, sandwich crackers and other snack food items that are distributed through a combination of independent distributors and company-owned direct store delivery routes. Primary retail outlets for Tom’s products are convenience stores and vending machines in the Southeast U.S. Tom’s assets include five manufacturing facilities in the U.S., which employ approximately 1,400 employees.
     The purchase price for the assets of Tom’s is $37.9 million plus the assumption of certain current liabilities.
     David V. Singer, President and Chief Executive Officer of Lance, Inc., said, “Tom’s has a strong heritage and solid reputation in the snack food business, and we believe that this opportunity will make our company stronger. The transaction developed quickly, and we are still developing our plans. In the near term we intend to continue business as usual while we develop a plan to effectively meet the needs of our customers and consumers. We are confident that the combination of increased sales and operating synergies will create value for Lance, Inc. stockholders.”
     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.
     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.